SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 6, 2008

MANHATTAN BANCORP

(Exact name of registrant as specified in its charter)

California	333-140448	20-5344927
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

2141 Rosecrans Avenue, Suite 1160, El Segundo, CA 90245
(Address of principal executive offices)
(Zip code)

(310) 606-8000
(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Director or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2009, Manhattan Bancorp (the “Company”) and its wholly-owned subsidiary, Bank of Manhattan, N.A. (the “Bank”) entered into an employment agreement with Jeffrey M. Watson, the President and Chief Executive Officer of the Company and the Bank (the “Employment Agreement”).  The Employment Agreement replaces and supersedes Mr. Watson’s existing employment agreement dated December 5, 2008.

Under the new Employment Agreement, the term of Mr. Watson’s Employment Agreement will be for three years commencing on January 1, 2009 with an initial base salary of $225,000 with bonuses to be determined in the discretion of the Boards of the Company and the Bank.

Other terms of the new Employment Agreement are the same as the previous employment agreement provided, however, that in lieu of a provision in the previous  employment agreement granting Mr. Watson additional options to purchase an amount of shares equal to 5% of the shares sold in the Company’s next non-underwritten public offering, Mr. Watson was granted an option to purchase an additional 40,000 shares of the common stock of the Company in conjunction with the execution of the new Employment Agreement.

The summary of the Employment Agreement presented in this item 5.02 does not purport to be complete and is qualified by reference to the full text of the Employment Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

10.2	Employment Agreement dated as of January 1, 2009 between Manhattan Bancorp, Bank of Manhattan, N.A., and Jeffrey M. Watson

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2009		MANHATTAN BANCORP

	By:	/s/ Dean Fletcher
Dean Fletcher, Executive Vice President
and Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit Title

10.2	Employment Agreement dated as of January 1, 2009 between Manhattan Bancorp, Bank of Manhattan, N.A., and Jeffrey M. Watson